Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the use in this Registration Statement on Form S-1 of our report dated June 5, 2013, relating to the consolidated financial statements and financial statement schedule of ClubCorp Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the payment of a cash distribution on December 27, 2012) appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

July 12, 2013